Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REED ELSEVIER PLC CONSOLIDATED FINANCIAL STATEMENTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of Reed Elsevier PLC (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Reed Elsevier PLC’s adoption of International Accounting Standards 19 Employee Benefits (revised)) and the effectiveness of Reed Elsevier PLC’s internal control over financial reporting dated February 26, 2014, appearing in the Annual Report on Form 20-F of Reed Elsevier PLC and Reed Elsevier NV for the year ended December 31, 2013.

/s/ Deloitte LLP
London, United Kingdom
July 22, 2014